Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 7, 2011, is between General Physics Corporation, a Delaware corporation with principal executive offices at 6095 Marshalee Drive, Suite 300, Elkridge, Maryland 21075 (the “Company”), and Patricia R. Begley, residing at 1 Woodsfield Ct, Medford, New Jersey 08055 (“Employee”).

W I T N E S S E T H

WHEREAS, in connection with the closing of the transactions contemplated by an Asset Purchase Agreement (the “Purchase Agreement”), dated March 8, 2011, by and among the Company, and other purchasers, and RWD Technologies, LLC (“RWD”), and other sellers, the Company will purchase various assets of RWD and the other sellers (the “Acquisition”);

WHEREAS, following the completion of the Acquisition (“Closing Date”), the Company desires to employ Employee to perform services for the Company, and any successor or assign of the Company, and Employee desires to perform such services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants, and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

1.Term. The Company agrees to employ Employee, and Employee agrees to serve, on the terms and conditions of this Agreement, for a period commencing on the day after the Closing Date (the “Commencement Date”) and ending on the second anniversary of the Closing Date (the “Employment Period”), or such shorter period as may be provided for herein (the “Employment Period”); however, unless the Company or Employee has notified the other at least six (6) months prior to the second anniversary of the Closing Date that it/he/she does not wish to extend the Employment Period, the Employment Period shall automatically be extended and end on the earlier of (a) the date determined in accordance with Section 9 below, (b) the date which is not less than six (6) months after the Company or Employee has given written notice to the other of its/his/her decision to end the Employment Period, or (c) the date mutually agreed in writing by the Company and Employee. Notwithstanding anything herein to the contrary, this Agreement is contingent upon the consummation of the transactions contemplated by the Purchase Agreement and, if the Closing (as defined in the Purchase Agreement) shall fail to occur for any reason, this Agreement shall have no force or effect.

2.    Duties and Services. During the Employment Period, Employee shall be employed in the business of the Company as Executive Vice President or in such capacity(ies) as shall be assigned by the Company consistent with the Employee’s ability, qualifications and experience (which such capacity(ies) may be altered, modified, increased or reduced from time to time by the Company). Employee agrees to Employee’s employment as described in this Section 2 and the Employee agrees to devote all of Employee’s business time, attention and best efforts to the performance of Employee’s duties under this Agreement and to promote and advance the business interests of the

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Company. Employee shall comply with the rules, regulations, instructions, policies and procedures of the Company adopted or modified from time to time. Employee shall be available to travel as the needs of the Company reasonably require.

3.    Compensation. As full compensation for the Employee’s services hereunder, the Company shall provide Employee during the Employment Period the following:

(a)    Base Salary. During the Employment Period, the Company shall pay to Employee a base annual salary of $236,000, payable at such intervals (at least monthly) as salaries are paid generally to other similarly situated employees of the Company. The base salary shall be reviewed annually and subject to adjustment as shall be determined by the Company. During any period in which Employee is eligible to receive salary replacement payments under the provisions of any benefit plan(s) sponsored or maintained by the Company, the Company’s obligation to pay salary shall be reduced by an amount equal to the amount of benefits paid or payable under such plan(s).

(b)    Employee Benefit Plans. Employee shall be eligible to participate in all employee benefit plans maintained by the Company for similarly situated employees, subject to the terms and conditions of the plans. Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law.
(c)    Tax Withholding. The Company will withhold from any salary or bonus payable to Employee under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation, and may withhold for other normal deductions for fringe benefits and as otherwise agreed by the parties.
(d)    Stock Option Grant. Within thirty (30) days after the beginning of the Employment Period, Employee shall be granted options to purchase up to 12,000 shares of GP Strategies Corporation (“GPSC”) Common Stock (“Common Stock”) pursuant to the GPSC 1973 Stock Option Plan (the “Plan”). Such grant shall be subject to the provisions of the Plan and shall be on the terms and conditions, and subject to the restrictions, set forth herein and in the form of grant agreement used by GPSC at the time of such grant.

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4.    Expenses. Employee shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of Employee’s duties hereunder, upon submission and approval of written statements, receipts and bills in accordance with the then regular procedures of the Company.

5.    Representations and Warranties of Employee. Employee represents and warrants to the Company that (a) Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of Employee’s duties hereunder, or the other rights of the Company hereunder, and (b) Employee is under no physical or mental disability that would preclude Employee’s performance, with or without reasonable accommodation, of the essential duties of Employee’s position. Employee agrees to indemnify and hold harmless the Company for any liability the Company may incur as the result of any breach of this Section 5.

6.    Non-Competition, Non-Solicitation. In view of the unique and valuable services that it is expected Employee will render to the Company, the knowledge of the customers, trade secrets, and other proprietary information relating to the business of the Company and/or its customers and suppliers that it is expected Employee will obtain, and the fact that such information would likely be used or revealed, either directly or indirectly, in any subsequent employment with a competitor of the Company or its affiliates, and the fact that such use by others could cause substantial harm to the Company or its affiliates, and in consideration of the compensation to be received hereunder, Employee hereby agrees as follows:
(a)    during the period Employee is employed by the Company (whether such employment is under this Agreement or otherwise), Employee will not, directly or by assisting another individual or entity (i) compete with the Company or its subsidiaries with respect to any product or service sold, offered for sale, planned for future sale or otherwise provided by the Company or its subsidiaries, (ii) Participate In (hereinafter defined in this Section 6) any other business or organization (other than (A) not-for profit professional, civic, or similar organizations that do not compete with the Company or its subsidiaries, or (B) as agreed to in writing by the Company), whether or not such business or organization now is or shall then be competing with or of a nature similar to the business of the Company or its subsidiaries; (iii) reveal the name of any of the suppliers, customers, consultants or employees of the Company or its subsidiaries, except as reasonably required to promote and advance the business interests of the Company or its subsidiaries, as applicable, or (iv) recruit, solicit or interfere with, encourage to leave the Company or its subsidiaries, or endeavor to entice away from the Company or its subsidiaries, any of the current or prospective suppliers, customers, consultants, independent contractors or employees of the Company or its subsidiaries or attempt to cause any of the current or prospective suppliers, customers, consultants, independent contractors or employees of the Company or its subsidiaries to terminate his/her/its employment or other relationship with the Company or its subsidiaries; and
(b)    for a period of up to six (6) months following the date of the termination of Employee’s employment with, or engagement by, the Company for any reason (whether pursuant to this Agreement or otherwise), for so long as the Company continues to pay Employee an amount equal to the prorated salary paid to Employee immediately prior to the termination of Employee’s employment, unless Employee breaches his/her obligations under this Agreement, in which event the Company shall have no obligation to make any further payments to employee, Employee shall

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not, directly or by assisting another individual or entity: (i) complete with, or Participate In any other business or organization which during such restricted period competes with, the Company with respect to any product or service (x) sold by the Company and (y) for which Employee had material responsibilities or involvement, or about which Employee received or had access to non-public information, in the course of Employee’s employment with the Company; (ii) reveal the name of, recruit, solicit or interfere with, encourage to leave the Company or its subsidiaries, or endeavor to entice away from the Company or its subsidiaries any of the current or prospective suppliers, customers, consultants, independent contractors or employees of the Company or its subsidiaries or attempt to cause any of the current or prospective suppliers, customers, consultants, independent contractors or employees of the Company or its subsidiaries to terminate or reduce the scope of, as applicable, his/her/its employment or other relationship with the Company or its subsidiaries; or (iii) hire, employ, engage, recommend or seek to hire, employ, engage, or recommend any person who, at any time within the prior ninety (90) days, was an employee, consultant or independent contractor of the Company or its subsidiaries; and
(c)    during the period Employee is employed by the Company (under this Agreement or otherwise), and continuing from and after the termination of Employee’s employment with the Company, Employee will not: (i) use or allow to be used any trade or business name, or other words, symbol, logo, or means of identification which is similar to one used by the Company or any of its affiliates, or (ii) make any oral or written statements that disparage or place the Company or any of its affiliates, in a false or negative light.

As used in this Agreement, the term “Participate In” shall mean: “directly or indirectly, for Employee’s own benefit or for, with, or through any other person (including, without limitation, any consultant or any person employed by or associated with any entity with whom Employee is employed or associated), firm, corporation or other entity, own (other than the ownership of not more than 1% of the outstanding common stock of a corporation, if, at the time of its acquisition, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange), manage, operate, control, loan money to, invest in, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, joint venturer, principal, equity holder, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of Employee’s name in.”

The restrictions contained in this Section 6 and Section 8 are necessary for the protection of the business and goodwill of the Company and its affiliates, and any breach by Employee of any of the provisions contained in this Section 6 or Section 8 will cause the Company and/or its affiliates immediate, material and irreparable injury, harm and damage, for which there is no adequate remedy at law. Accordingly, the Company shall be entitled, in addition to any other rights and remedies available to it at law or equity, to seek an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith. The foregoing is not a waiver of any other rights which the Company may have under this Agreement, including, without limitation, the right to recover money damages.

The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon Employee to those that are reasonable and necessary to protect the legitimate interests of the

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Company and its affiliates. Employee recognizes, acknowledges and agrees that the provisions of this Section 6 and Section 8 are necessary and reasonable to protect the Company and its affiliates in the conduct of their businesses, that the Company’s business is global in scope, and that limiting the geographic scope of the restrictions placed upon Employee in this Section 6 would not adequately protect the legitimate interests of the Company and its affiliates. Employee also recognizes, acknowledges and agrees that if Employee’s employment with the Company terminates for any reason, Employee can earn a livelihood without violating any of the restrictions contained in this Section 6 and that Employee’s skills and abilities are transferable to other businesses and industries. Employee also recognizes, acknowledges and agrees that any customer relationships developed, nurtured, fostered, or generated through Employee’s employment with the Company represent goodwill for the Company and its affiliates and are entitled to the protection afforded by the limited restrictions set forth herein, even if Employee had such relationships prior to becoming employed by the Company.

If any restriction contained in this Section 6 or Section 8 shall be deemed to be invalid, illegal, or unenforceable by reason of its extent, duration, geographical scope, or otherwise, then (a) it is hereby declared to be the intention of the parties hereto that such provision be reformed to reflect the maximum extent, duration, geographical scope, or other limitation that is permitted by law, and (b) the court making such determination shall have the authority to reduce such restriction to the maximum extent, duration, geographical scope, or other limitation that is permitted by law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. The existence of a claim, charge, or cause of action by Employee against the Company or its affiliates shall not constitute a defense to the enforcement by the Company of any restrictive covenants herein, and such claim, charge, or cause of action shall be litigated separately.

The Company agrees to respond to any written request by Employee, made after notice has been given under Section 1 above, seeking guidance from the Company regarding whetehr specific actions contemplated by Employee would be viewed by the Company as likely to violate this Section 6.

7.    Innovations, Inventions, Developments, Etc. Employee hereby agrees that all previous work done by Employee for RWD relating in any way to the conception, creation, discovery, invention, reduction to practice, derivation, design, development, manufacture, sale or support of products or services for RWD is the property of the Company, and the Employee hereby assigns to the Company all of Employee’s right, title and interest in and to such previous work.

As used in this Agreement, the term “Innovations” means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, “know how”, ideas (whether or not protectable under trade secret laws), and all other subject matter relative to any of the foregoing, whether or not protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. “Innovations” includes

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“Inventions,” which is defined to mean any inventions protected under patent laws and “Derivative Works,” which is defined to mean any derivative works protected under copyright laws.

Employee represents and warrants that set forth on Schedule A attached hereto is a true and complete list of all Innovations applicable to the business of RWD or relating in any way to RWD’s businesses, which were conceived, reduced to practice, created, derived, developed, or made by Employee prior to Employee’s employment with the Company (collectively, the “Prior Innovations”). Employee further represents and warrants that Employee has no rights in any such Innovations other than those Prior Innovations specified in Schedule A. If there is no such list on Schedule A, Employee represents and warrants that Employee has neither conceived, reduced to practice, created, derived, developed nor made any such Prior Innovations at the time of signing this Agreement. Employee hereby assigns to the Company all of Employee’s right, title, and interest in and to the Prior Innovations.

Employee hereby agrees promptly to disclose and describe to the Company, and Employee hereby does and will assign to the Company all of Employee’s right, title, and interest in and to: (a) each of the Innovations (including Inventions), and any associated intellectual property rights, which Employee may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of Employee’s employment with Company (whether pursuant to this Agreement or otherwise), which either (i) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to the business of the Company or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, resources, assets, facilities or trade secret information and/or confidential or proprietary information, or (iii) resulted from any work Employee performed for the Company; and (b) each of the Innovations which is not an Invention (as demonstrated by Employee by evidence meeting the clear and convincing standard of proof), and any associated intellectual property rights, which Employee may solely or jointly conceive, develop, reduce to practice, create, derive, develop, or make during the period of Employee’s employment with the Company (whether pursuant to this Agreement or otherwise) which are applicable to the business of Company (collectively, the Innovations identified in clauses (a) and (b) are hereinafter the “Company Innovations”).

To the extent any of the rights, title and interest in and to the Company Innovations or Prior Innovations cannot be assigned by Employee to the Company, Employee hereby grants to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees). To the extent any of the rights, title and interest in and to the Company Innovations or Prior Innovations can be neither assigned nor licensed by Employee to the Company, Employee hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against the Company or any of the Company’s successors in interest to such non-assignable and non-licensable rights. Employee further hereby grants to the Company a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations which Employee incorporates, or permits to be incorporated, in any Company Innovations. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to

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be incorporated, any Prior Innovations in any Company Innovations without the Company’s prior written consent.

Employee agrees to perform, during and after Employee’s employment (whether pursuant to this Agreement or otherwise), all acts deemed necessary or desirable by the Company to permit and assist the Company, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in Innovations (including, without limitation, the Company Innovations and the Prior Innovations) assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, the Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Innovations (including, without limitation, the Company Innovations and the Prior Innovations).

In the event that the Company is unable for any reason to secure Employee’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, trademark, mask work or other applications or to enforce any patent, copyright, trademark, mask work, moral right, trade secret or other proprietary right under any Innovations (including, without limitation, the Company Innovations, the Prior Innovations and all derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), Employee hereby irrevocably designates and appoints the Company and the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact, which power is coupled with an interest, to act for and on Employee’s behalf and instead of Employee, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, trademarks, business names, trade names, assumed names, domain names, mask works, moral rights, trade secrets or other rights under the Innovations (including, without limitation, the Company Innovations and Prior Innovations), all with the same legal force and effect as if executed by Employee.

8.    Confidential Information. All confidential or proprietary information which Employee may now possess, may obtain during or after the Employment Period, or may create prior to the end of the period Employee is employed by the Company under this Agreement or otherwise relating to the business of the Company or any of its affiliates or of any customer, employee, consultant, independent contractor or supplier of the Company or any of its affiliates shall not be published, disclosed, or made accessible by Employee to any other person, firm, or corporation either during or after the termination of Employee’s employment or used by Employee except during the Employment Period in the business and for the benefit of the Company, in each case without prior written permission of the Company. By way of illustration, but not limitation, confidential and proprietary information may include trade secrets, “know how”, customer lists, customer and supplier information, pricing policies, contacts at or knowledge of customers or prospective customers of the Company, equipment, inventions, products, processes, methods, techniques,

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formulas, projects, developments, plans, research data, financial data, personnel data, computer programs and modules (both source and object codes), display screens and layouts, intranet files and data, server-side website documents and files, functions, subroutines, procedures, and other business affairs of the Company and its affiliates. Employee agrees that all such confidential and proprietary information is and shall be the exclusive property of the Company. Employee shall return all tangible evidence of such confidential or proprietary information and copies thereof to the Company prior to or at the termination of Employee’s employment with the Company pursuant to this Agreement or otherwise. Employee agrees that Employee’s obligation not to disclose or to use confidential and proprietary information and Employee’s obligation to return materials and tangible property also extends to such types of information, materials and tangible property of customers of the Company or its affiliates or suppliers to the Company or its affiliates or other third parties who may have disclosed or entrusted the same to the Company, its affiliates or to Employee. Employee further acknowledges and agrees that the Company and its affiliates have a critical business interest in maintaining complete control and access to their computer systems. In view of this interest, Employee understands that he will have no right to privacy as to any personal information which he inputs or otherwise causes to become a part of such systems. Further, the Company and its affiliates, as applicable, shall be entitled (in the exercise of their sole discretion) to delete, erase and/or destroy any and all such information which Employee may so input or cause to become a part of the computer systems of the Company or its affiliates.

9.    Termination. Notwithstanding anything herein contained, if on or after the date hereof and prior to the end of the Employment Period,

(a)    either (i) as a result of a serious health condition (as defined in the Family and Medical Leave Act of 1993), and after giving effect to any reasonable accommodation required by law, Employee shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his/her duties hereunder for a period of ninety (90) consecutive days, (ii) Employee shall be convicted, plead guilty, or enter a plea of nolo contendere to a felony or a crime involving moral turpitude, (iii) Employee shall commit (or make any statement of intention to commit) any act or omit to take any action in bad faith and to the detriment of the Company (including, without limitation, dishonesty, lack of complete integrity or candor, acts of embezzlement, misappropriation of funds, harassment or discrimination), (iv) Employee is under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) in violation of the Company’s Fitness-for-Duty policy, or (iv) Employee shall (A) willfully and continually fail to perform his/her duties or obligations under any provision of this Agreement other than Section 6 or 8 in any material respect, and shall not correct such failure within ten (10) days after receipt of written notice thereof, or (B) fail to perform his/her duties or obligations under Section 6 or 8 in any material respect, then, and in each such case, the Company shall have the right to give notice of termination of Employee’s services hereunder as of a then present or future date to be specified in such notice, Employee’s employment shall terminate on the date so specified, the Company shall pay his/her base annual salary through the date of termination only, and, except as provided by law or the terms of the applicable benefit plan, Employee shall continue to receive the other benefits set forth in Section 3 through the date of termination only, or
(b)    (i) (A) Employee resigns for “Good Cause,” as defined below, or (B) the Company terminates Employee’s employment for reasons other than those specified in Section 9(a),

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and (ii) Employee is in full compliance with his/her obligations under Sections 6 and 8, then, for a period of six (6) months after termination (the “Severance Period”), (1) the Company shall pay Employee his/her base annual salary at the rate in effect on the date of such employment termination, payable at such intervals (at least monthly) as salaries are paid generally to similarly situated employees of the Company and (2) Employee shall continue to be eligible to receive such benefits as Employee would have been entitled to under Section 3(b) had his/her employment not terminated; provided that the obligations of the Company pursuant to Section 9(b) shall terminate if Employee does not remain in full compliance with Sections 6 and 8. Notwithstanding anything herein to the contrary, Employee shall not be entitled to the pay and benefits set forth in this Section 9(b) unless and until Employee executes and delivers to the Company a general release of all claims and liabilities in form and substance acceptable to the Company. The parties hereto acknowledge and agree that the compensation to be provided under this Section 9(b) is to be provided in consideration for the above-specified release, including a release under the Age Discrimination in Employment Act. For the purposes hereof, the Employee shall be deemed to have resigned for “Good Cause” in the event that the Employee resigns within thirty (30) days following either (A) the Company's (i) reduction, without the express written consent of the Employee, of the Employee's annual base salary set forth in Section 3 hereof and failing to restore such annual base salary to the amount specified in Section 3 hereof within thirty (30) days after receipt of written notice from the Employee, or (ii) failure to make any material payment, or provide any material benefit to the Employee, contemplated hereunder, and fails to correct any such deficiency within ten (10) business days after receipt of written notice from the Employee, or (B) the Company shall breach any other material term of this Agreement and shall not correct such failure or breach within thirty (30) days after written notice from Employee.
(c)    If (i) (A) Employee resigns for “Good Cause,” as defined above, or (B) the Company terminates Employee's employment for reasons other than those specified in Section 9(a) and (ii) Employee fails to fully comply with his/her obligations under Sections 6 and 8 during the Employment Period and during the entire Severance Period, the Company shall pay Employee his/her base annual salary only through the date of termination of employment and, except as provided by law or the terms of the applicable benefit plan, Employee shall continue to receive the other benefits set forth in Section 3 through the date of termination only. Employee shall repay to the Company any amounts previously paid to which Employee was not entitled.
(d)    If Employee shall die, then this Agreement shall terminate on the date of Employee’s death, whereupon Employee or his/her estate, as the case may be, shall be entitled to receive only his/her salary at the rate provided in Section 3 to the end of the calendar month within which the date of termination shall take effect and no further compensation shall be paid.

Nothing contained in this Section 9 shall be deemed to limit any other right the Company may have to terminate Employee’s employment hereunder upon any ground permitted by law.

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10.    Merger, Etc. In the event of a future disposition of (or including) the properties and business of the Company, substantially as an entirety, by merger, consolidation, sale of assets, or otherwise, then the Company shall assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving corporation or other entity.
11.    Survival. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 5 through 8 and 12 through 21 of this Agreement shall survive the termination of this Agreement for any reason.
12.    Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.
13.    Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, given by Federal Express, Express Mail, or similar overnight delivery or courier service, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 13). Notice to the estate of Employee shall be sufficient if addressed to Employee as provided in this Section 13. Any notice or other communication given shall be deemed given at the time of receipt thereof.
14.    Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.
15.    Binding Effect. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of Employee’s creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and his/her heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and those who are its assigns under Section 10.
16.    Separability. This Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of this Agreement to be invalid or unenforceable, the parties agree that, if allowed by law, that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the rest of this Agreement. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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17.    No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 15).
18.    Headings. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
19.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
20.    Governing Law. The validity and construction of this Agreement or of any of its terms or provisions shall be determined under the laws of the State of Maryland, regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. Except as otherwise set forth herein, the state courts of the State of Maryland and, if the jurisdictional prerequisites exist at the time, the United States District Court for Maryland, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or concerning this Agreement. The parties agree and acknowledge that Maryland is the State of the headquarters of the Company and the principal executive offices of the Company and is the State with the most logical nexus to this Agreement. In addition, it is anticipated that Employee will visit the State of Maryland in connection with his/her employment with Company and, accordingly, Employee consents to the jurisdiction and choice of law set forth in this Section 20. Employee acknowledges Employee’s right to consult with an attorney prior to entering into this Agreement.
21.    Waiver of Jury Trial. AS A CONDITION OF EMPLOYMENT BY THE COMPANY, EMPLOYEE VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHTS EMPLOYEE MAY HAVE TO A TRIAL BY JURY IN ANY COURT ACTION RELATING TO OR CONCERNING THE COMPANY AND ITS EMPLOYEES. THIS WAIVER DOES NOT FOREGO ANY SUBSTANTIVE RIGHTS THE COMPANY OR EMPLOYEE MAY HAVE. THIS VOLUNTARY AND KNOWING JURY TRIAL WAIVER INCLUDES, BUT IS NOT LIMITED TO, ANY DISPUTES, CLAIMS OR CONTROVERSIES RELATING TO OR CONCERNING THIS AGREEMENT OR EMPLOYEE'S EMPLOYMENT WITH THE COMPANY. BY EXECUTION OF THIS AGREEMENT, EMPLOYEE VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHTS EMPLOYEE MAY HAVE TO A JURY TRIAL BY JURY IN ANY COURT ACTION REGARDING ALL DISPUTES, CLAIMS, OR CONTROVERSIES CONCERNING THIS AGREEMENT OR EMPLOYEE'S EMPLOYMENT WITH THE COMPANY.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

GENERAL PHYSICS CORPORATION    EMPLOYEE

By:

/s/ Douglas E Sharp	/s/ Patricia R. Begley
Douglas E. Sharp, President	Patricia R. Begley

The undersigned hereby agrees to the provisions of Sections 3(d) of this Agreement to the extent such provisions relate to options to purchase GPSC Common Stock.

GP STRATEGIES CORPORATION

By:

/s/ Scott Greenberg
Scott N. Greenberg
Chief Executive Officer

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